EXHIBIT 21
Direct and Indirect Subsidiaries, and Operating Divisions,
of Myers Industries, Inc.
As of September 30, 2009
North and Central American Operations

Ameri-Kart Corp.	Kansas
– WEK South Corp	North Carolina

Ameri-Kart (MI) Corp.	Michigan

Buckhorn Inc.	Ohio
– Buckhorn Rubber Products Inc.	Missouri

Grower Express Trucking, Inc.	Ohio

JMKO Corp.	Missouri
– AC Buckhorn LLC (50`%)	Missouri

Lone Star Plastics, Inc.	Nevada
– Amerikan LLC	Florida
– Kord USA, Inc.	South Carolina
– Texan Polymer Group, Inc.	Texas
– WhiteRidge Plastics, LLC	North Carolina

MYE Automotive, Inc.	Delaware
– Michigan Rubber Products, Inc.	Michigan
– WEK Industries, Inc.	Delaware

MYE Canada Operations Inc.	Canada

MYEcap Financial Corp.	Ohio

MYELux, LLC	Ohio

Myers do Brasil Embalagens Plasticas Ltda.	Brazil

Myers Tire Supply International, Inc.	Ohio
– Myers de El Salvador S.A. De C.V. (75%)	El Salvador
– Orientadores Comerciales S.A.	Guatemala
– Myers de Panama S.A.	Panama
– Myers TSCA, S.A.	Panama

Myers de El Salvador S.A. De C.V. (25%)	El Salvador

Myers Missouri, Inc.	Missouri
– AC Buckhorn LLC (50%)	Missouri

Myers Tire Supply Distribution, Inc.	Ohio

Myers Tire Supply.com, Inc.	Ohio

Patch Rubber Company	North Carolina
– Kwik Patch Private Ltd. (39.98%)	India

Productivity California, Inc.	California

EXHIBIT 21 continued
Direct and Indirect Subsidiaries, and Operating Divisions,
of Myers Industries, Inc.
As of September 30, 2009
Reported Operating Divisions of Myers Industries, Inc. and Subsidiaries

Akro-Mils (of Myers Industries, Inc.)	Akron, Ohio

Dillen Products (of Myers Industries, Inc.)	Middlefield, Ohio

Molded Solutions (of Buckhorn Rubber Products Inc.)	Mebane, NC

Myers Tire Supply (of Myers Industries, Inc.)	Akron, Ohio

Buckhorn Canada (of MYE Canada Operations Inc.)	Ontario, Canada

Myers Tire Supply of Canada (of MYE Canada Operations Inc.)	Ontario, Canada

Listo Products (of MYE Canada Operations Inc.)	Yukon Territory

ITML Horticultural Products (of MYE Canada Operations Inc.)	Ontario, Canada